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                                                                   Exhibit 5


                             Elco Industries, Inc.
                              1111 Samuelson Road
                         Rockford, Illinois 61125-7009

                                          September 1, 1995


PRIVATE AND CONFIDENTIAL

Mr. Herbert L. Henkel
President - Industrial Products Group
Textron Inc.
40 Westminster Street
Providence, Rhode Island 02903

Dear Mr. Henkel:

        This letter agreement is in regard to our discussions concerning possible negotiated business arrangements in our mutual interest involving Elco Industries, Inc. (the "Company"). In connection therewith you may receive certain written or oral information concerning the Company and its subsidiaries from officers, directors, employees, agents or advisors of the Company. All such information furnished to you, your officers, directors, employees, agents, advisors, lenders or representatives (collectively, "Representatives") and all analyses, compilations, computer disks, forecasts, studies or other documents prepared by you or your Representatives based on any such information are hereinafter referred to as the "Information." In consideration of our entering into such discussions, you agree that:

        The Information will be used by you and your Representatives solely for the purpose of exploring possible negotiated business arrangements and not for any other business or competitive purpose. The Information will be kept confidential by you and your Representatives. Without the prior written consent of the Company, neither you nor your Representatives nor the Company and its Representatives will disclose to any person the fact that the Information has been made available to you or that discussions between the parties hereto concerning possible business arrangements or involving the Company are taking place or any term, condition or other fact relating to any such business arrangement between the parties (except as required by law and then only after compliance with the next paragraph hereof).

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        In the event that you or any of your Representatives are required by law to disclose any of the Information, you will notify us promptly so that we may seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with certain terms of this letter agreement. In the event that no such protective order or other remedy is obtained, or that we waive compliance with certain terms of this letter agreement, you will furnish only that portion of the Information which you are advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

        If we do not proceed with any business arrangement, or upon the Company's request (i) all Information furnished to you will be promptly returned to the Company and (ii) all other Information will be destroyed with any such destruction confirmed by you in writing to the Company; provided, that all Information (including, oral Information) will remain subject to the terms of this Agreement. This letter agreement does not apply to such portions of the Information which you demonstrate (i) are or become generally available to the public (other than as a result of a disclosure by you or your Representatives),
(ii) are or become available to you from a source other than the Company or one of its Representatives unless you have knowledge that such source is prohibited by an agreement with the Company from disclosing such information to you or
(iii) was known to you prior to its being furnished to you by or on behalf of the Company.

        You understand that the Company, its agents and its Representatives make no representations or warranties as to the accuracy or completeness of the Information. You also agree that the Company, its agents and its Representatives shall have no liability to you or any of your Representatives resulting from the use of the Information by you or your Representatives.

        For a period of two years after the date hereof, without the prior written consent of the Company, you and your Subsidiaries (as defined below) will not, singly or as part of a group, in any manner, directly or indirectly;
(i) own or acquire or publicly propose to acquire, by purchase or otherwise, any equity securities of the Company ("Equity Securities"), except for Equity Securities or any rights to acquire Equity Securities representing not more than 5% of the outstanding Equity Securities of the Company acquired for investment purposes only by or on behalf of your pension plans or insurance companies, or any assets of the Company other than in the ordinary course of business, (ii) participate in any solicitation of proxies or become a participant in any election contest with respect to the Company, (iii) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or (iv) otherwise act, alone or in concert with others, to seek or offer to control, in any manner, the management, Board of Directors or policies of the Company. For a period of two years after the date hereof, unless such shall have been specifically invited in writing by the Company, you will not, and will cause each of your Subsidiaries not to, directly or indirectly, make any public statement or publicly-

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announced proposal to the Company, its Representatives or any stockholder of the Company, or otherwise make any public announcement with respect to (i) any form of business combination or similar transaction involving the Company, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company, (iii) any request to amend waive or terminate the provisions of this letter agreement or (iv) any proposal, or other statement inconsistent with the terms of this letter agreement. For the purposes of this letter agreement, the term "Subsidiaries" shall mean both your wholly-owned subsidiaries as well as any corporation in which you have any ownership interest and which you control.

        Notwithstanding the immediately preceding paragraph, if (a) the Board of Directors of the Company approves a transaction with any person (other than the Company or any employee benefit plan of the Company) and such transaction could result in such person beneficially owning more than 50% of the outstanding Equity Securities or all or substantially all of the assets of the Company, (b) any person or group commences a tender offer for the outstanding Equity Securities of the Company, and such transaction could result in such person or group beneficially owning more than 50% of the outstanding Equity Securities of the Company, or (c) if any party or group mails to shareholders of the Company a solicitation for proxies to elect one or more persons to the Board of Directors of the Company who were not nominated by the current Board of Directors of the Company, then the provisions of the immediately preceding paragraph shall terminate and be of no further force and effect.

        You acknowledge and agree that (a) we and our Representatives are free to conduct the process leading up to a possible business arrangement as we and our Representatives, in our sole discretion, determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person), (b) we reserve the right, in our sole discretion, to change the procedures relating to our consideration of a business arrangement at any time without prior notice to you or any other person, to reject any and all proposals made by you and any of your Representatives with regard to any business arrangement, and to terminate discussions and negotiations with you at any time and for any reason and (c) unless and until a written definitive agreement concerning a business arrangement has been executed, neither we nor any of our Representatives will have any liability to you with respect to any business arrangement, whether by virtue of this letter agreement, any other written or oral expression with respect to any business arrangement or otherwise except as specifically set forth in this letter agreement. The Company agrees that neither you nor any of your representatives will have any obligation to enter into any business arrangement with respect to the Company except pursuant to a written definitive agreement concerning a business arrangement executed by you, nor will you or any of your representatives have any liability to the Company or any other party for not entering into a written definitive agreement concerning any business arrangement with respect to the Company. Notwithstanding the foregoing, the Company agrees that if, prior to

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entering into a definitive agreement with respect to an acquisition of the
Company, it agrees in writing to grant any prospective purchaser of Equity Securities or substantially all of the assets of the Company any right to review, match or outbid agreements with, offers by, or negotiations with other prospective purchasers of Equity Securities or substantially all of the assets of the Company, then the Company shall grant the same right to you. It is the intention of the parties that the right granted to such prospective purchaser shall be construed broadly to cover rights of first refusal, rights of last view, and the like.

        You further agree that for a period of two years from the date hereof, those of your officers and employees who have knowledge of the Information will not, without the Company's prior written consent, directly or indirectly solicit for employment by you or your subsidiaries any person now employed by the Company or its subsidiaries at the level of vice president or higher who first became known to such person as a result of the process contemplated by this letter, provided that the foregoing shall not apply to any general employment searches not directed specifically at such individual or individuals. It is understood that the Company will arrange for appropriate contacts for due diligence purposes.

        You acknowledge that, in the event of any breach of this letter agreement by either party hereto, the other party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that in the event of such breach, the non-breaching party, in addition to any other remedy to which it may be entitled, shall be entitled to an injunction to prevent breaches of, and to compel specific performance of this letter agreement, provided, however, that nothing in the foregoing shall preclude the party allegedly in breach from asserting any defenses available to it at law or in equity other than the defense that money damages would constitute an adequate remedy.

        Any proceeding relating to this letter agreement shall be brought in a federal or state court of Delaware. You and the Company hereby consent to personal jurisdiction in any such action and to service of process by mail, and waive any objection to venue in any such Delaware court. This letter agreement shall be governed by the internal laws of the State of Delaware and shall inure to the benefit of and be binding upon the Company and you and our respective affiliates, successors and assigns, including any successor to the Company or you or substantially all of the Company's or your assets or business.

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        If you are in agreement with the foregoing, please sign and return one copy of this letter which thereupon will constitute an agreement with respect to the subject matter hereof.


                                        Very truly yours,

                                        ELCO INDUSTRIES, INC.



                                        By: /s/ John C. Lutz
                                            --------------------------------
                                            Title

Confirmed and agreed to as of
the date first above written:

TEXTRON INC.

By: /s/ Herbert L. Henkel
    --------------------------------
        President
        Industrial Products Group